Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardtronics, Inc.:

We consent to the use of our reports dated February 21, 2013, with respect to the consolidated balance sheets of Cardtronics, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Houston, Texas

March 12, 2013